SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 18, 2019 (July 14, 2019)

Neuralstem, Inc.

(Exact name of registrant as specified in Charter)

Delaware	001-33672	52-2007292
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

20271 Goldenrod Lane, 2 nd Floor, Germantown, Maryland 20876

(Address of Principal Executive Offices)

(301) 366-4960

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	CUR	The Nasdaq Capital Market LLC

Item 5.02.	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 14, 2019, the board of directors (“Board”) of Neuralstem, Inc. (the “Company”) was expanded from seven (7) to eight (8) members upon the appointment of Mary Ann Gray, PhD. Dr. Gray will serve as a Class II director until the Company’s 2022 annual shareholder meeting or until such time as she resigns, is removed, or her successor is appointed. In connection with her appointment, Dr. Gray will enter into the Company’s standard indemnification agreement.

There are no family relationships among Dr. Gray and any of our executive officers or directors.

Dr. Gray will serve on the Company’s audit committee.

As compensation for her services on the Board, Dr. Gray will participate in the Company’s non-executive board compensation plan as described in the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission on June 27, 2017, the description of which is incorporated herein by reference.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 18, 2019, the Company disclosed in a Current Report on Form 8-K that on June 12, 2019, the Company held its annual meeting of its shareholders (the “Annual Meeting”) at the Company’s headquarters in Germantown, Maryland. At the Annual Meeting, the shareholders of the Company approved, among other things, a proposal to authorize the board of directors of the Company (“Board”), in its discretion, to effect a reverse stock split of the Company’s common stock, par value $0.01 (the “Common Stock”) at a ratio, ranging from one-for-two to one-for-twenty five (1:2 to 1:25), to be determined by the Board and effected, if at all, within one year from the date of the Annual Meeting.

The Board has approved a one-for-twenty (1-for-20) reverse stock split of the Common Stock (the “Reverse Stock Split”). To effect the Reverse Stock Split, the Company has filed an amended and restated certificate of incorporation (“Certificate of Incorporation”) with the Secretary of State of Delaware. The Reverse Stock Split will be effective as of 5:00 p.m. Eastern Time on July 17, 2019. Accordingly, each of the Company’s shareholders will receive one (1) new share of Common Stock for every twenty (20) shares such shareholder held immediately prior to the effective time of the Reverse Stock Split. The Reverse Stock Split affects all the Company’s issued and outstanding shares of Common Stock. The Reverse Stock Split will also affect the Company’s outstanding stock options, warrants and other exercisable or convertible instruments and will result in the shares underlying such instruments being reduced and the exercise price being increased proportionately to the Reverse Stock Split ratio. No fractional shares will be issued as a result of the Reverse Stock Split. Any fractional shares that would have otherwise resulted from the Reverse Stock Split will be rounded up to the next whole number of shares.

As a result of the Reverse Stock Split, the number of issued and outstanding shares of Common Stock will be adjusted from 21,337,491 shares to approximately 1,066,875 shares. The number of authorized shares of Common Stock and preferred stock under the Certificate of Incorporation remains the same.

Pursuant to the terms of the Certificate of Designation for the issued and outstanding shares of the Company’s Series A 4.5% Convertible Preferred Stock, par value $0.01 per share and stated value of $12.7895 per share (the “Series A Preferred Stock”), the conversion price at which shares of Series A Preferred Stock may be converted into shares of Common Stock will be proportionately adjusted to reflect the Reverse Stock Split.

The Common Stock will begin trading on post Reverse Stock Split basis on the NASDAQ Capital Market tier of the NASDAQ Stock Market, at the open of the market on July 18, 2019. The Company’s trading symbol will remain “CUR”. The new CUSIP number for the Common Stock following the Reverse Stock Split is 64127R 500.

The information set forth herein is qualified in its entirety by the terms contained in the Certificate of Incorporation, a copy of which is attached to this report as Exhibit 3.01(i).

Item 8.01	Other Events.

On July 16, 2019, the Company announced the Reverse Stock Split as described in Item 5.03. A copy of the press release is attached to this report as Exhibit 99.01.

On July 18, 2019, the Company announced the appointment of Dr. Mary Ann Gray to the Board as described in Item 5.02. A copy of the press release is attached to this report as Exhibit 99.02.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
3.01(i)	Amended and Restated Certificate of Incorporation for Neuralstem, Inc.
99.01	Press Release Dated July 16, 2019.
99.02	Press Release Dated July 18, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 18, 2019	Neuralstem, Inc.

/s/ Kenneth Carter
By: Kenneth Carter
Executive Chairman

INDEX OF EXHIBITS

Exhibit No.	Description
3.01(i)	Amended and Restated Certificate of Incorporation for Neuralstem, Inc.
99.01	Press Release Dated July 16, 2019.
99.02	Press Release Dated July 18, 2019.